EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-96957, 333-98319 and 333-103229 on Form S-8 of Plumas Bancorp of our report, dated March 19, 2010, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Plumas Bancorp for the year ended December 31, 2009.
/s/ PERRY-SMITH LLP
Sacramento, California
March 19, 2010